EXHIBIT 10.34

364-DAY CREDIT AGREEMENT

Dated as of March 1, 2005

TELECOMUNICACIONES DE PUERTO RICO, INC., a Puerto Rico corporation (the “Borrower”), PUERTO RICO TELEPHONE COMPANY, INC., a Puerto Rico corporation (“PRTC” and, collectively with each Significant Subsidiary (as hereinafter defined) that shall become a guarantor hereunder in accordance with Section 5.01(j), the “Guarantors”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof and Citibank, N.A. (“Citibank”), as administrative agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

     “Agent’s Account” means the account of the Agent maintained by the Agent at Citibank with its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Attention: Loan Investor Services.

     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     “Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

	Applicable			Applicable
	Margin for Base	Applicable Margin	Applicable Margin	Margin for
	Rate Advances	for Base Rate	for Eurodollar	Eurodollar
	Prior to Term	Advances On and	Rate Advances	Rate Advances On
Performance	Loan	After Term Loan	Prior to Term Loan	and After Term Loan
Level	Conversion Date	Conversion Date	Conversion Date	Conversion Date
Level 1	0.000%	0.000%	0.400%	0.850%
Level 2	0.000%	0.00%	0.500%	0.975%
Level 3	0.000%	0.100%	0.600%	1.100%
Level 4	0.000%	0.625%	0.700%	1.625%
Level 5	0.000%	1.275%	1.000%	2.275%

     “Applicable Percentage” means, as of any date prior to the Term Loan Conversion Date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Percentage
Level 1	0.075%
Level 2	0.100%
Level 3	0.125%
Level 4	0.175%
Level 5	0.275%

     “Applicable Utilization Fee” means, as of any date prior to the Term Loan Conversion Date that the aggregate Advances exceed 50% of the aggregate Commitments, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Utilization Fee
Level 1	0.125%
Level 2	0.125%
Level 3	0.125%
Level 4	0.250%
Level 5	0.500%

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate that is offered to its customers generally (before giving effect to any applicable margin); and

     (b) 1/2 of one percent per annum above the Federal Funds Rate.

     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

     “Borrower” has the meaning specified in the recital of parties.

     “Borrower’s Account” means the account of the Borrower maintained by the Borrower at Citibank with its office at 399 Park Avenue, New York, New York 10043, Account No. 4078-8269.

     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or San Juan, Puerto Rico, provided that, if the applicable Business Day relates to any Eurodollar Rate Advances, “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or San Juan, Puerto Rico and on which dealings are carried on in the London interbank market.

     “Commitment” has the meaning specified in Section 2.01.

     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

     “Consolidated Assets” means, for any period, the total assets of the Borrower and its Subsidiaries as shown on the audited Consolidated balance sheet or unaudited Consolidated balance sheet, as the case may be, as of the end of the most recent fiscal quarter preceding such period.

     “Controlling Interest” means (a) ownership of at least 35% plus one share, of the Voting Stock of the Borrower and (b) the ability to appoint a majority of the Board of Directors of the Borrower.

     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly, or indirectly through a Subsidiary, by such Person, or in effect guaranteed directly, or indirectly through a Subsidiary, by such Person through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

     “Debt to EBITDA Ratio” of any Person at any date means the ratio of (a) Debt of the types that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person on such date to (b) EBITDA for the period of four fiscal quarters of such Person ended on or immediately prior to such date, provided that for purposes of clause (a) of this definition, Debt shall not include (1) the obligations specified in clause (g) of the definition thereof set forth above or (2) with respect to the Borrower, any obligations which may be assumed by the Borrower for guaranties of any indebtedness of the Borrower’s employee stock ownership plan up to an aggregate principal amount of $28,903,500.

     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     “Disclosed Litigation” has the meaning specified in Section 3.01(b).

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “EBITDA” means the sum, determined on a Consolidated basis, of the Borrower’s (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense and (vi) non-cash severance charges in an aggregate amount not to exceed $20,000,000 in calendar year 2004 and $20,000,000 in calendar year 2005.

     “EBITDA to Interest Ratio” of any Person on any date means the ratio of (a) EBITDA for the period of four fiscal quarters of such Person ended on or immediately prior to such date to (b) interest payable on, and amortization of debt discount in respect of, all Debt of such Person for the period of four fiscal quarters of such Person ended on or immediately prior to such date, provided that for purposes of clause (b) of this definition, Debt shall not include the obligations specified in clause (g) of the definition thereof set forth above.

     “Effective Date” has the meaning specified in Section 3.01.

     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender that is a financial institution and is majority-owned by such Lender; (iii) any commercial bank organized under the laws of the Commonwealth of Puerto Rico having total assets in excess of $1,000,000,000 or any other commercial bank having total assets in excess of $1,000,000,000 that has an Applicable Lending Office that is not subject to deduction or withholding of Taxes; or (iv) any other Person approved by the Agent and, so long as no Default has occurred and is continuing, the Borrower, such approval not to be unreasonably withheld; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Loan Parties’ controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

     “ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any of the Loan Parties or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any of the Loan Parties or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to such Reference Bank’s pro rata share of the contemplated Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

     “Events of Default” has the meaning specified in Section 6.01.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     “GAAP” means (a) in the case of the preparation of all financial reporting requirements, generally accepted accounting principles in the United States, as in effect from time to time, and (b) in the case of the calculation, certification and compliance with all financial tests and covenants, generally accepted accounting principles in the United States, as in effect on the date of the financial statements delivered to each Lender in accordance with Section 4.01(e), in each case applied on a consistent basis both as to classification of items and amounts.

     “Guaranteed Obligations” has the meaning specified in Section 7.01.

     “Guaranty” has the meaning specified in Section 7.01.

     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     “Information Memorandum” means the information memorandum dated February 11, 2005 used by the Agent in connection with the syndication of the Commitments.

     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (iii) of this definition, any other period, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

     (i) the Borrower may not select any Interest Period that ends (x) after the Termination Date or (y) if the Advances have been converted to a term loan pursuant to Section 2.05 prior to or on the last day of the prior Interest Period, that ends after the Maturity Date;

     (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

     (iii) in the case of any such Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of any period other than one, two, three or six months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period, provided that each Lender shall use commercially reasonable good faith efforts to so respond); provided further that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to the selected Interest Period; and

     (iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (v) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 9.07.

     “Lien” means any lien, security interest or other charge or encumbrance of any kind.

     “Loan Party” means each of the Borrower and the Guarantors.

     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any Loan Party and its Subsidiaries taken as a whole.

     “Material Adverse Effect” means a material adverse effect on (a) the ability of any Loan Party to conduct its business on substantially the same basis as conducted on the Effective Date or (b) the ability of any Loan Party to service its Debt obligations on a timely basis.

     “Maturity Date” means the earlier of (a) the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.04 or 6.01.

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than such Loan Party and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

     “Notice of Borrowing” has the meaning specified in Section 2.02(a).

     “Other Taxes” has the meaning specified in Section 2.13(b).

     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

     “Performance Level” means, as of any date of determination, the level set forth below as then in effect for the Borrower, as determined in accordance with the following provisions of this definition:

Level 1:	Public Debt Rating of at least A- by S&P or A3 by Moody’s.

Level 2:	Public Debt Rating of lower than Level 1 but at least BBB+ by S&P or Baa1 by Moody’s.

Level 3:	Public Debt Rating of lower than Level 2 but at least BBB by S&P or Baa2 by Moody’s.

Level 4:	Public Debt Rating of lower than Level 3 but at least BBB- by S&P or Baa3 by Moody’s.

Level 5:	Public Debt Rating of lower than Level 4.

     For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Performance Level shall be determined by reference to the available rating and (b) if the Public Debt Ratings established by S&P and Moody’s shall fall within different Performance Levels, the Performance Level shall be based upon the higher rating unless such Public Debt Ratings differ by two or more levels, in which case the rating one level higher than the lower rating level will apply.

     “Permitted Liens” means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 5.01(b) hereof; (b) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business; (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (i) leases made, or existing on property acquired, in the ordinary course of business; (j) landlord’s Liens under leases to which such Person is a party; (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business; and (l) bankers’ liens, rights of set-off or analogous rights granted or arising by operation of law to any deposits held by or other indebtedness owing by any lender or any affiliate thereof to or for the credit or account of such Person.

     “Permitted Receivables Financing” means any financing pursuant to which the Borrower or any Subsidiary of the Borrower may sell, convey, or otherwise transfer to a Receivables Subsidiary or any other Person (in the case of transfer by a Receivables Subsidiary), or grant a security interest in, any accounts receivable (and related assets) of the Borrower or such Subsidiary, provided that such financing shall be on customary market terms and shall be non-recourse to the Borrower and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such transactions. The grant of a security interest in any accounts receivable of the Borrower or any Subsidiary of the Borrower (other than a Receivables Subsidiary) to secure Debt under any credit facility shall not be deemed a Permitted Receivables Financing.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     “Plan” means a Single Employer Plan or a Multiple Employer Plan.

     “Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

     “Receivables Subsidiary” means a bankruptcy-remote, special-purpose wholly owned Subsidiary formed in connection with a Permitted Receivables Financing.

     “Reference Banks” means initially, Citibank, Banco Bilbao Vizcaya Argentaria Puerto Rico and Bank of Nova Scotia, Hato Rey, Puerto Rico or, if less than three of such banks are able to furnish timely information in accordance with Section 2.07, any other commercial bank designated by the Borrower and approved by the Required Lenders as constituting a “Reference Bank” hereunder.

     “Register” has the meaning specified in Section 9.07(d).

     “Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

     “Services Agreement” means the Services Agreement, dated as of March 2, 2004, by and among the Borrower, PRTC and Verizon Corporate Services Group Incorporated, as amended, modified renewed or replaced from time to time.

     “Significant Subsidiary” means at any time, with respect to the Borrower, any Subsidiary, other than a Receivables Subsidiary, the assets of which, in the aggregate, exceed 5% of the Consolidated Assets, determined in accordance with GAAP.

     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account any indemnification pursuant to the terms of any agreements entered into in connection therewith.

     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

     “Taxes” has the meaning specified in Section 2.13(a).

     “Term Loan Conversion Date” means the Termination Date on which all Advances outstanding on such date are converted into a term loan pursuant to Section 2.05.

     “Term Loan Election” has the meaning specified in Section 2.05.

     “Termination Date” means the earlier of February 28, 2006 and the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

     “Verizon” means Verizon Communications Inc., a Delaware corporation.

     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     “Withholding Tax Change” means the approval by either the Chamber of Representatives or the Senate of the Commonwealth of Puerto Rico of any proposal to change any applicable law, treaty or government rule, regulation or order which would require the Borrower to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All terms of an accounting or financial nature not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name on Schedule I hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.04 (such Lender’s “Commitment”). Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of this Section 2.01, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or facsimile. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or facsimile in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Borrower’s Account.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than twelve separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement and the Borrower shall be relieved of its obligations to repay such amount under this Section 2.02(d).

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the Effective Date in the case of each Initial Lender and from the later of the Effective Date and the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2005, and on the Termination Date.

(b) Utilization Fee. The Borrower agrees to pay to the Agent for the account of each Lender from the Effective Date until the Termination Date a Utilization Fee on the aggregate amount of such Lender’s Advances for each day that the aggregate Advances exceed 50% of the aggregate Commitments at a rate per annum equal to the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2005, and on the Termination Date.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (b) Mandatory. On the Termination Date, if the Borrower has made the Term Loan Election in accordance with Section 2.05 prior to such date, and from time to time thereafter upon each prepayment of the Advances, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (i) the aggregate Commitments immediately prior to such reduction exceeds (ii) the aggregate unpaid principal amount of all Advances outstanding at such time.

SECTION 2.05. Repayment of Advances. The Borrower shall, subject to the next succeeding sentence, repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding. The Borrower may, upon not less than one Business Day notice to the Agent, elect (the “Term Loan Election”) to convert all of the Advances outstanding on the Termination Date in effect at such time into a term loan which the Borrower shall repay in full ratably to the Lenders on the Maturity Date; provided that the Term Loan Election may not be exercised unless the applicable conditions in Section 3.02 are satisfied on the date of notice of the Term Loan Election and on the date on which the Term Loan Election is to be effected. All Advances converted into a term loan pursuant to this Section 2.05 shall continue to constitute Advances except that the Borrower may not reborrow pursuant to Section 2.01 after all or any portion of such Advances have been prepaid pursuant to Section 2.09.

SECTION 2.06. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance, plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.07. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If fewer than two Reference Banks determine and furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

     (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

     (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

     (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $10,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.09. Optional Prepayments of Advances. The Borrower may, upon notice not later than 11:00 A.M. (New York City time) for Base Rate Advances and upon at least two Business Days’ notice to the Agent for Eurodollar Rate Advances stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any written guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost (whether or not such increased costs arise prior to the receipt of written notification from such central bank or other governmental authority); provided that the Borrower shall not be required to pay any such increased costs to the extent such increased costs accrued prior to the date that is six months prior to such notice, provided further that, if the change in law or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

(b) If any Lender determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender (excluding any reserves included in the computation of the Eurodollar Rate) and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation (whether or not such amounts arise prior to the receipt of written notification from such central bank or other governmental authority) in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable (in the proportion that such Lender’s Commitment hereunder bears to all of such Lender’s commitments of this type) to the existence of such Lender’s commitment to lend hereunder; provided that the Borrower shall not be required to compensate such Lender to the extent such amounts arose prior to the date that is six months prior to such notice, provided further that, if the change in law or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

(c) Any Lender claiming any additional amounts payable pursuant to this Section 2.10 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender’s reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower’s pro rata share of such expenses based on such Lender’s Commitment and Advances and the total lending commitments and loans of such Lender to its similarly situated customers.

SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority having relevant jurisdiction asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance made by such Lender will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of such Lender to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes without counterclaim or set-off not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.03, 2.10, 2.13 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent error in the calculation of such interest rate.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the time on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes. (a) Subject to subsections (e) and (f) below, any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by Puerto Rico, the United States or any political subdivision of either (or in the case of any payments by or on behalf of the Borrower through an account or branch outside the United States or Puerto Rico or by or on behalf of the Borrower by a payor that is not a United States person or not organized or resident in Puerto Rico such payments shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by a foreign jurisdiction or any political subdivision thereof), excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (x) in the case of a Lender pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority therein) in which it is organized or in which the principal office of such Lender, or Applicable Lending Office of such Lender is located, or (y) in the case of any payment to the Agent in its capacity as Agent, the jurisdiction (or any political subdivision or taxing authority therein) in which it is organized or in which the principal office of the Agent is located or in which the office designated by the Agent to act as Agent is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). Subject to subsections (e) and (f) below, if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. For purposes of this subsection (a) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(b) In addition, the Borrower agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes as a result of the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date (hereinafter referred to as “Other Taxes”).

(c) Subject to subsections (d), (e) and (f) below, the Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (to the extent not previously paid under subsection (a) or (b) above) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses but excluding any taxes imposed by any jurisdiction on amounts payable under this Section 2.13) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Each Lender organized under the laws of a jurisdiction outside of Puerto Rico from time to time, as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two properly and accurately completed and duly executed original copies of any form, document or other certificate that is necessary for such Lender to be exempt from, or entitled to a reduced rate of Taxes or payments hereunder or under the Notes or for the Borrower to determine the applicable rate of deduction or withholding of any Taxes. If any Lender which is organized under the laws of a jurisdiction outside of Puerto Rico is unable to provide the above-described forms, documents or other certificates for a relevant interest period (or if the Lender’s appropriate personnel responsible for providing the forms, documents or other certificates actually become aware that the forms, documents or other certificates provided by it are inaccurate), such Lender shall notify the Borrower in writing prior to or immediately upon the commencement of such relevant interest period.

(e) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, document or other certificate requested by the Borrower in accordance with Section 2.13(d) (other than if such failure is due to a change in any applicable law, treaty or government rule, regulation or order, or any change in the interpretation, administration or application thereof occurring subsequent to the date hereof such that such Lender is not lawfully able to provide the Borrower with the appropriate form, document or other certificate, or if such form, document or other certificate is no longer required to establish an exemption from the applicable tax), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes by reason of such failure and the Borrower shall be entitled to withhold Taxes from payments to such Lender; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, document or other certificate required hereunder, the Borrower shall take such steps at such Lender’s expense as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) Notwithstanding anything else contained in this Section 2.13, the Borrower shall only be required to pay additional sums with respect to Taxes (subject to subsection (h) below) to a Lender (or the Agent, as the case may be) pursuant to subsection (a) or (c) above if the obligation to pay such Taxes results from such Lender’s inability to obtain a complete exemption from Taxes as a result of (i) any amendment to the laws (or any regulations thereunder), or any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority adopted or enacted after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender), (ii) an amendment, modification or revocation of any existing applicable tax treaty ratified, enacted or amended after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender), or (iii) the ratification of a new tax treaty ratified after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender).

(g) In the event that the Borrower makes an additional payment under Section 2.13(a) or 2.13(c) for the account of any Lender and such Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding. Nothing contained herein shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled. Each Lender and the Agent shall reasonably cooperate with the Borrower at the Borrower’s written request and sole expense, in contesting any Taxes or Other Taxes the Borrower would bear pursuant to this Section 2.13, provided, however, that (i) no tax return of such Lender or the Agent is or would be held open as a result of such contest, (ii) neither such Lender nor the Agent is required to reopen a tax year that has already closed and (iii) such Lender and the Agent shall, in the sole opinion of such Lender and the Agent, respectively, have determined that such contest will leave such Lender and the Agent, respectively, in no worse position than it would have been in had it not contested such Taxes or Other Taxes. Nothing contained herein shall interfere with the right of a Lender or the Agent to arrange its tax affairs in whatever manner it thinks fit, if in the sole judgment of such Lender or the Agent, such contest would be disadvantageous to such Lender or the Agent. In pursuing a contest in the Lender’s or the Agent’s name, such Lender or the Agent will be represented by counsel of such Lender’s or the Agent’s choice, and will defend against, settle or otherwise control the contest and will not relinquish control or decision making over the contest.

(h) (i) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 or (ii) upon a Withholding Tax Change, each Lender, agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid or minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender’s reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower’s pro rata share of such expenses based on such Lender’s Commitment and Advances to the Borrower and the total lending commitments and loans of such Lender to its similarly situated customers.

SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13, 9.01(b), 9.04(c) or 9.07) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender by delivering payment pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to provide a backstop for commercial paper, provided that such proceeds shall not be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

     (a) There shall have occurred no Material Adverse Change since December 31, 2003 other than as disclosed in Schedule 3.01(a) hereto.

     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting any of the Loan Parties or any of their respective Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) is initiated by any Person other than a Lender in its capacity as a Lender that purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

     (c) All governmental and third party consents and approvals necessary in connection with the execution, delivery and performance of this Agreement and the Notes shall have been obtained (without the imposition of any conditions that could reasonably be expected to materially adversely affect the ability of any Loan Party to perform its obligations hereunder) and shall remain in effect, and no law or regulation shall be applicable that restrains, prevents or imposes adverse conditions upon the transactions contemplated hereby that could reasonably be expected to materially adversely affect the ability of any Loan Party to perform its obligations hereunder.

     (d) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

     (e) The Borrower shall have paid all invoiced fees and expenses of the Agent and the Lenders (including the invoiced fees and expenses of counsel to the Agent).

     (f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

     (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

     (ii) No event has occurred and is continuing that constitutes a Default.

     (g) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

     (i) The Notes to the order of the Lenders, respectively.

     (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transactions contemplated by this Agreement and the Notes and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

     (iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of each Loan Party authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

     (iv) A certificate, in substantially the form of Exhibit D hereto, attesting to the Solvency of each Loan Party after giving effect to the Borrowings contemplated hereunder, from the chief financial officer of each such Loan Party.

     (v) A favorable opinion of Curtis, Mallet-Prevost, Colt & Mosle, New York counsel for the Loan Parties, substantially in the form of Exhibit E hereto.

     (vi) A favorable opinion of Roberto Garcia, Esq., Vice President and General Counsel of the Borrower, substantially in the form of Exhibit F hereto.

     (vii) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

     (h) The termination in whole of the commitments of the lenders party to the 364-Day Credit Agreement dated as of March 2, 2004 (the “Existing Credit Agreement”) among the Borrower, PRTC, as guarantor, Citibank, as administrative agent, Banco Bilbao Vizcaya Argentaria Puerto Rico, as syndication agent, and Banco Popular de Puerto Rico, FirstBank Puerto Rico and Scotiabank de Puerto Rico, as co-documentation agents, and the payment in full of all obligations outstanding under the Existing Credit Agreement. Each of the Initial Lenders that is a party to the Existing Credit Agreement hereby waives the requirement of three Business Days notice to terminate the commitments under the Existing Credit Agreement.

SECTION 3.02. Conditions Precedent to Each Borrowing and the Term Loan Conversion Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing and the Term Loan Election shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or the Term Loan Conversion Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, the acceptance by the Borrower of the proceeds of such Borrowing and the notice of Term Loan Election shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the Term Loan Conversion Date such statements are true):

     (a) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of such Borrowing or the Term Loan Conversion Date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, or the Term Loan Election, as though made on and as of such date, and

     (b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, or the Term Loan Election, that constitutes a Default.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

     (a) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     (b) The execution, delivery and performance by each Loan Party of this Agreement and the Notes executed by it and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Loan Party’s charter or by-laws (or other equivalent organizational documents) or (ii) any law or any material contractual restriction binding on or affecting such Loan Party or, to the knowledge of the chief financial officer of the Borrower, any other contract the breach of which would limit the ability of any Loan Party to perform its obligations under this Agreement or the Notes.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or the Notes.

     (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement has been duly executed and delivered by each Guarantor. Assuming that this Agreement has been duly executed by the Agent and each of the Initial Lenders, this Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms. Assuming that this Agreement has been duly executed by the Agent and each of the Initial Lenders, this Agreement is the legal, valid and binding obligation of each Guarantor enforceable against each Guarantor in accordance with its terms.

     (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2004, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 2004, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.

     (f) There is no pending or (to the knowledge of any Loan Party) threatened action or proceeding, including, without limitation, any Environmental Action, affecting any Loan Party or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender that purports to affect the legality, validity or enforceability of this Agreement or any Note.

     (g) Neither the Borrower nor any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

     (h) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     (i) The obligations of the Borrower under this Agreement, and the obligations of each Guarantor under the Subsidiary Guaranty rank pari passu in right of payment with all other senior unsecured Debt of such Person.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except where the failure to so comply would not have a Material Adverse Effect.

     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.

     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates; provided, however, that such Loan Party and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that each Loan Party and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither any Loan Party nor any of its Subsidiaries shall be required to preserve any right or franchise if the senior management of such Loan Party or of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party or such Subsidiary.

     (e) Visitation Rights. During normal business hours and upon reasonable notice from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with the appropriate representatives of such Loan Party and together with the appropriate representatives of such Loan Party’s independent certified public accountants.

     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates, other than another Loan Party, (i) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, would not have a Material Adverse Effect, (ii) as required by the Federal Communications Commission’s rules and regulations for transactions among affiliates or (iii) as contemplated by the Services Agreement.

     (i) Reporting Requirements. Furnish to the Lenders:

     (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, treasurer or controller of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation showing the calculations used for purposes of Section 5.03;

     (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audited report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of nationally recognized standing and certificates of the chief financial officer, treasurer or controller of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation showing the calculations used for purposes of Section 5.03;

     (iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

     (iv) promptly after the sending or filing thereof, copies of any quarterly and annual reports and proxy solicitations that any Loan Party sends to any of its securityholders, and copies of any reports on Form 8-K that such Loan Party files with the Securities and Exchange Commission (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the Securities and Exchange Commission);

     (v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting any Loan Party or any of its Subsidiaries of the type described in Section 3.01(b); and

     (vi) such other information respecting any Loan Party or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

     (j) Certain Obligations Respecting Subsidiaries. The Borrower will take such action, and will cause each of its Significant Subsidiaries and any Significant Subsidiary formed with the intent of merging with or into a Person that will be a Significant Subsidiary subject to this provision to take such action, from time to time as shall be necessary to ensure that all Significant Subsidiaries of the Borrower are party to, as Loan Parties, the Guaranty provided in Article VII hereof. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Significant Subsidiaries shall form or acquire any new Significant Subsidiary, the Borrower or the respective Significant Subsidiary will cause such new Significant Subsidiary to (i) become a party hereto and to the Guaranty pursuant to a written instrument in form and substance satisfactory to the Agent, and (ii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents relating to the foregoing as is consistent with those delivered by each Loan Party pursuant to Section 3.01 hereof, or as any Lender or the Agent shall have reasonably requested.

     SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign for security purposes (but not in connection with a bona fide sale thereof), or permit any of its Subsidiaries to assign for security purposes (but not in connection with a bona fide sale thereof), any right to receive income; provided that nothing in this Section 5.02 shall be construed to prevent or restrict the following:

     (i) Permitted Liens,

     (ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

     (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto and other undisclosed Liens existing on the Effective Date securing obligations in aggregate amount not to exceed $10,000,000,

     (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any of its Subsidiaries; provided that any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were created in the ordinary course of business of such Person and the Debt secured by such Liens does not exceed the fair market value of the assets (including intangible assets) of such Person so merged into or consolidated with the Borrower or any of its Subsidiaries,

     (v) the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or extension of the final maturity date) of the Debt secured thereby,

     (vi) Liens not otherwise permitted pursuant to clauses (i) through (v) above securing obligations not to exceed at any one time the amount of $10,000,000, and

     (vii) Liens on property of a Receivables Subsidiary created in connection with a Permitted Receivables Financing.

     (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, and (iii) the Borrower may merge with any Subsidiary of Verizon so long as the surviving corporation assumes all obligations of the Borrower hereunder and under the Notes and each Guarantor confirms in writing its guarantee obligations hereunder upon the occurrence of and following such merger, and provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

     (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except (i) as required or permitted by generally accepted accounting principles or (ii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (ii) since the Effective Date, is immaterial to the Borrower and its Subsidiaries taken as a whole.

     (d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

     (i) Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower,

     (ii) Debt which may be borrowed and outstanding from time to time under the credit agreements existing on and as of the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

     (iii) unsecured Debt incurred in the ordinary course of business aggregating not more than $150,000,000 for PRTC and for all of the other Guarantors not more than $75,000,000 in the aggregate at any one time outstanding,

     (iv) Debt in respect of operating leases,

     (v) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and

     (vi) Debt incurred by a Receivables Subsidiary created in connection with a Permitted Receivables Financing.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

     (a) Debt to EBITDA Ratio. Maintain a Debt to EBITDA Ratio, as at the end of each fiscal quarter of the Borrower, of not more than 3.0:1.0.

     (b) EBITDA to Interest Ratio. Maintain an EBITDA to Interest Ratio, as at the end of each fiscal quarter of the Borrower, of not less than 3.5:1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

     (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance within five Business Days after the same becomes due and payable; or any fees or other amounts payable under this Agreement or any Note are not paid within five Business Days after the same becomes due and payable; or

     (b) Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

     (c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h), (i)(iii), (i)(v) or (j), 5.02 or 5.03, (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i) (other than clauses (iii) and (v) thereof) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Loan Party by the Agent or any Lender or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Agent or any Lender; or

     (d) Article VII is breached by any Guarantor or shall cease to be in full force and effect or any Guarantor shall so state in writing; or

     (e) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal, or in the case of Hedge Agreements net, amount of at least $20,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be) (the “Requisite Amount”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable in accordance with its terms or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased in accordance with its terms, or any offer to prepay, redeem, purchase or defease such Debt shall be required to be made in accordance with its terms, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance or offer therefor is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operation or properties of the Borrower or any of its Subsidiaries, provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of “Debt” and to the extent such Debt relates to the obligations of any Person other than the Borrower or any of its Subsidiaries, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or any event shall occur or condition shall exist under any agreement or instrument relating to any Debt that is outstanding in a principal, or in the case of Hedge Agreements net, amount of at least $40,000,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Debt; or

     (f) The Borrower or any of its Subsidiaries shall generally not pay their respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or its Subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (f) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

     (g) Judgments or orders for the payment of money in excess of $30,000,000 in the aggregate shall be rendered against the Borrower or its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order for which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if and for so long as (i) (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (B) such insurer shall be rated, or, if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured, shall be rated, at least “A-” by A.M. Best Company or its successor or its successors and (C) such insurer(s) has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order or (ii) (A) the amount of such judgment or order is covered by a valid and binding indemnification agreement between the defendant and an indemnitor, (B) such indemnitor shall have a rating for any class of its non-credit enhanced long-term senior unsecured debt of not lower than BBB+ by S&P or Baa3 by Moody’s and (C) such indemnitor has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

     (h) (i) Verizon shall cease for any reason to maintain, directly or indirectly, the Controlling Interest; or (ii) the Borrower shall for any reason cease to own 100% of the Voting Stock of any Guarantor; or

     (i) Any Loan Party or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Loan Party or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each other Loan Party now or hereafter existing under this Agreement or any Note, whether for principal, interest, fees, expenses or otherwise (such obligations, to the extent not paid by such Loan Party or specifically waived in accordance with Section 9.01, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Article VII (this “Guaranty”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to the Agent or any Lender under this Agreement or any Note but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party.

(b) (i) Each Guarantor and, by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such parties that this Guaranty not constitute a fraudulent transfer or fraudulent conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state or Commonwealth of Puerto Rico law to the extent applicable to this Guaranty. To effectuate the foregoing intention, the Agent, each other Lender and each Guarantor hereby irrevocably agrees that the obligations of each Guarantor under this Guaranty shall not exceed the greater of (A) the benefit realized by such Guarantor from the proceeds of the Advances made from time to time by the Borrower to such Guarantor and (B) the maximum amount that will, after giving effect to such maximum amount and all other probable contingent and fixed liabilities of such Guarantor that are relevant under applicable law, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of each other Guarantor in respect of the obligations of such other Guarantor under this Guaranty, result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or fraudulent conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or Commonwealth of Puerto Rico law for the relief of debtors.

     (ii) Each Guarantor agrees that in the event any payment shall be required to be made to the Lenders under this Guaranty, such Guarantor will contribute, to the maximum extent such that the contribution will not result in a fraudulent transfer or fraudulent conveyance, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Lenders under this Agreement and the Notes.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Guarantor or whether the Borrower or any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and, to the maximum extent permitted by law, each Guarantor hereby irrevocably waives, any defenses it may now or hereafter have in any way relating to, any or all of the following:

     (a) any lack of validity or enforceability of this Agreement or any agreement or instrument relating hereto;

     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

     (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

     (d) any change, restructuring or termination of the corporate structure or existence of the Borrower; or

     (e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Guarantor, the Borrower or any other guarantor or surety other than payment when due.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or any Guarantor or otherwise, all as though such payment had not been made.

SECTION 7.03. Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, the right to require application against the property of the Borrower or any other Guarantor, and any requirement that the Agent or any Lender exhaust any right or take any action against the Borrower or any other Person or any collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 7.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

SECTION 7.04. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 9.07.

SECTION 7.05. Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower, any other Guarantor or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Termination Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Guaranty, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 8.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party except as specifically set forth in this Agreement; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, facsimile or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note or Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any of its Subsidiaries, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances owed each of them (or if no Advances are at the time outstanding, ratably according to their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, in each case whether or not such investigation, litigation or proceeding is brought by any Lender, its directors, shareholders or creditors or the Agent is otherwise a party thereto, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent which, so long as no Default shall have occurred and be continuing, shall be subject to the Borrower’s approval, which approval shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof or the Commonwealth of Puerto Rico and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent, upon appointment of such successor Agent, shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 8.07. Other Agents. Banco Bilbao Vizcaya Argentaria Puerto Rico and Bank of Nova Scotia, Hato Rey, Puerto Rico have been designated as co-syndication agents, Banco Popular de Puerto Rico and FirstBank Puerto Rico have been designated as co-documentation agents, and certain other Lenders have been designated as managing agents or co-agents and the use of such titles does not impose on Banco Bilbao Vizcaya Argentaria Puerto Rico, Banco Popular de Puerto Rico, FirstBank Puerto Rico, Bank of Nova Scotia, Hato Rey, Puerto Rico or such other Lender any rights, duties or obligations greater than those of any other Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) waive any of the conditions specified in Section 3.01, (B) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (C) release any Guarantor from any of the obligations imposed upon it by this Agreement or (D) amend this Section 9.01; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has or is owed obligations under this Agreement or the Notes that are modified by such amendment, waiver or consent, (A) increase the Commitment of such Lender or subject such Lender to any additional obligations, (B) reduce the principal of, or interest on, the Note held by such Lender or any fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Note held by such Lender or any fees or other amounts payable hereunder to such Lender or (D) waive the application of Section 2.14; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

(b) Each Lender grants (x) to the Agent the right to purchase all (but not less than all) of such Lender’s Commitments and Advances owing to it and the Notes held by it and all of its rights and obligations hereunder and under the Notes at a price equal to the aggregate amount of outstanding Advances owed to such Lender (together with all accrued and unpaid interest, fees and other amounts owed to such Lender), and (y) to the Borrower the right to cause an assignment of all (but not less than all) of such Lender’s Commitments and Advances owing to it and the Notes held by it and all of its rights and obligations hereunder and under the Notes to Eligible Assignees at a price equal to the aggregate amount of outstanding Advances (together with all accrued and unpaid interest, fees and other amounts owed to such Lender) owed to such Lender, which right may be exercised by the Agent or the Borrower, as the case may be, if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all the Lenders and to which Lenders owed at least 90% of the aggregate unpaid principal amount of Advances or, if no such principal amount is then outstanding, Lenders having at least 90% of the Commitments, the Agent and the Borrower have agreed. Each Lender agrees that if the Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.07.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or electronic mail communication) and either (x) mailed, telecopied, telegraphed or delivered by hand or by courier, or (y) as and to the extent set forth in the proviso to this first sentence of Section 9.02(a)and in Section 9.02(b), by e-mail and electronic posting: if to the Borrower or PRTC, at 1513 Roosevelt Avenue, 10th Floor, Guaynabo, Puerto Rico 00968 or P.O. Box 360998 San Juan, Puerto Rico 00936-0998, Attention: Adail Ortiz (fax no.(787) 749-9024), with a copy to Maria Elena de la Cruz (fax no. (787) 783-2919); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Loan Investor Services; or, as to any Loan Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) and by the

Agent to the Lenders as specified in Sections 9.02(b) and (c). All such notices and communications shall, when mailed, telecopied, faxed or e-mailed, be effective when deposited in the first class mails or, in the case of international delivery, when deposited with mails or couriers that deliver within two Business Days, or telecopied, faxed or confirmed by e-mail, provided that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent, and provided, further, that notices and communications to any Person required to be provided hereunder within five Business Days shall only be made by hand or via telecopy, facsimile or courier. Delivery by telecopier or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com or such other e-mail address as the Agent shall notify to the Borrower, and such delivery to the Agent shall constitute delivery by the Borrower to the Agent and the Lenders for purposes of Section 5.01(i)(i), (ii) or (iv), as the case may be. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby delivered to the Agent by the Borrower hereunder (collectively, the “Communications”) available to the Lenders by posting such Communications on Intralinks or a substantially similar electronic system which is in general use for such purposes (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform; provided that (x) the Agent shall use reasonable commercial efforts to ensure that all Communications delivered by the Borrower to the Agent for posting on the Platform are posted thereon in their entirety and as delivered by the Borrower, and (y) in the event that the Agent shall become aware that the Platform has been subject to unauthorized access or otherwise is experiencing problems that may lead to breaches of confidentiality or failures of appropriate posting or access, then the Agent shall promptly notify the Borrower and shall cease to utilize the Platform for the purposes specified herein until such problems shall have been resolved. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice from the Agent to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials by the Borrower and the Agent to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by e-mail or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing and distribution), transportation, computer, duplication, appraisal, audit and insurance expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. Such expenses shall be paid by the Borrower upon presentation of an itemized invoice (after reasonable time for the Borrower to review such invoice), regardless of whether the transactions contemplated by this Agreement are consummated. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, (B) arises from disputes among two or more Lenders (but not including any such dispute that involves a Lender to the extent such Lender is acting in any different capacity (i.e., Agent or Arranger) under the Credit Agreement or the Notes or to the extent that it involves the Agent’s syndication activities) or (C) arises from or relates to a breach by such Indemnified Party of its obligations under this Agreement. The Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower (or pursuant to Section 9.01(b)) to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Notes pursuant to Section 6.01, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01 and notice to the Borrower as required under Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Each Lender may, with the consent of the Agent (except as provided in clause (g) below) and, so long as no Default has occurred and is continuing, the Borrower (such consent, in the case of the Agent or the Borrower, not to be unreasonably withheld) and, so long as no Default has occurred and is continuing, if demanded by the Borrower (1) pursuant to Section 9.01(b), (2) following a request for a payment to or on behalf of such Lender under Section 2.10 or Section 2.13, (3) following a Withholding Tax Change affecting payments to such Lender or (4) following a notice given by such Lender pursuant to Section 2.11, upon at least ten Business Days’ notice to such Lender and the Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, that the Borrower may make demand with respect to a Lender that has given notice pursuant to Section 2.11 only if the Borrower makes such demand of all Lenders similarly situated that have given such notice; provided, further, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement and the Notes, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal and all other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Notes subject to such assignment and a processing and recordation fee of $3,500 (which shall be paid by Persons other than the Borrower unless such assignment is made as a result of a demand by the Borrower). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights other than rights of indemnification under Section 9.04 or otherwise relating to a time prior to the effective date of such Assignment and Acceptance and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, an assignee representing that it is an Eligible Assignee and the Borrower, together with the Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except that a Lender may agree with a participant as to the manner in which the Lender shall exercise the Lender’s rights to approve any amendment, waiver or consent to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may at any time, without the consent of the Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

(g) Any Lender may at any time, without the consent of, but with notice to the Agent, assign all or part of its rights or obligations under this Agreement to any Affiliate of such Lender, provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

SECTION 9.08. Nondisclosure. None of the Agent, any Lender or any Affiliate thereof shall disclose without the prior consent of the Borrower (other than to the Agent, another Lender or any such Affiliate, their respective directors, employees, auditors, affiliates or counsel who shall agree to be bound by the terms of this provision) any information with respect to the Loan Parties or any Subsidiary thereof contained in financial statements, projections or reports provided to the Agent, any Lender or any Affiliate thereof by, or on behalf of, the Loan Parties or any Subsidiary, provided that the Agent, any Lender or any Affiliate thereof may disclose any such information (a) as has become generally available to the public in a manner, or through actions, which do not violate the terms of this Section 9.08, (b) to, or as may be required or appropriate in any report, statement or testimony submitted to, any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Agent, any Lender or any Affiliate thereof or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to the Agent, any Lender or any Affiliate thereof and (e) to a prospective co-lender or participant in the amounts outstanding hereunder or under the Advances, provided, however, that such prospective co-lender or participant executes an agreement containing provisions substantially identical to those contained in this Section 9.08 and which shall by its terms inure to the benefit of the Borrower and provided, further, that to the extent practicable, the Agent, each Lender and their respective Affiliates shall use reasonable best efforts to provide prior written notice of such disclosure to the Borrower.

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the Loan Parties hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon CT Corporation System at its offices at 111 Eighth Avenue, 13th Floor, New York, N.Y. 10011 (the “Process Agent”) and each Loan Party hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.12. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.13. Waiver of Jury Trial. Each of the Borrower, the Guarantors, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TELECOMUNICACIONES DE PUERTO RICO, INC., as Borrower

By
Title:

PUERTO RICO TELEPHONE COMPANY, INC., as Guarantor

By
Title:

CITIBANK, N.A. as Administrative Agent

By
Title:

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SECTION 9.11.	Jurisdiction, Etc.	36

SECTION 9.12.	Patriot Act Notice	36

SECTION 9.13.	Waiver of Jury Trial	37